UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 16, 2008

Sunrise Telecom Incorporated

(Exact name of registrant as specified in its charter)

Delaware	000-30757	77-0291197
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

302 Enzo Drive, San Jose, California	95138
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (408) 363-8000

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On June 27, 2008, Sunrise Telecom Incorporated (the “Company”) eliminated the position of Chief Operating Officer as part of the Company’s restructuring and cost-cutting measures. As a result, the Company terminated the employment of its Chief Operating Officer, Mr. Gerhard Beenen, effective June 30, 2008. On July 16, 2008, the Company and Mr. Beenen reached an agreement regarding the terms of his separation, under which Mr. Beenen will receive a severance payment consisting of: (i) the 2008 salary increase that he declined in March 2008, applied to the period from January 7, 2008 to June 27, 2008; (ii) the 2007 MBO Bonus Payment that he declined in March 2008; and (iii) eight weeks of base salary, for a total payment of approximately $77,473. The Company also agreed to reimburse Mr. Beenen for the cost of continued health insurance premiums for up to four months. The Company’s payment of the severance amount and the continued health insurance premiums is contingent upon Mr. Beenen signing and not revoking a general release and waiver in favor of the Company. The Company also agreed that the change of control provision of Mr. Beenen’s offer letter will survive his termination, so that if there is a change of control of the Company within four months of the date of Mr. Beenen’s termination, he would be entitled to a cash payment equal to eight months of his base salary, minus the current separation payment of approximately $77,473. Mr. Beenen would also be entitled to an additional four months of reimbursement for health insurance premiums under such circumstances.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibit is filed with this Current Report on Form 8-K:

Exhibit No.	Description
99.1	Separation Agreement dated July 16, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNRISE TELECOM INCORPORATED (Registrant)

Date: July 18, 2008	By:	/s/ Paul A. Marshall
PAUL A. MARSHALL CHIEF EXECUTIVE OFFICER

Exhibit Index

Exhibit No.	Description
99.1	Separation Agreement dated July 16, 2008